Exhibit 99.2

January 30, 2008

Tetra Tech’s Board Elects Dan Batrack

to Succeed Al Smith as Chairman

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today, in accordance with the executive succession plan initiated in 2005, that the Board has unanimously elected Dan Batrack, the Company’s Chief Executive Officer and Chief Operating Officer, to succeed Mr. Al Smith as Chairman.  Mr. Smith will remain a member of the Board, and will also chair the Board’s new Strategic Planning Committee.

“I appreciate the Board’s support and confidence and I look forward to leading Tetra Tech on our mission to be the world’s premier consulting and engineering firm providing water, resource and energy management services.  Working with Al Smith over the past two years, we have successfully strengthened our strategic planning and financial performance,” said Dan Batrack.  “On behalf of Tetra Tech, I would like to thank Al for his leadership and contributions to the Company.”

Tetra Tech’s Board of Directors now has seven members and includes six non-employee directors.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, and technical services. With approximately 8,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure. Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, construction and operations and maintenance.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.